QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Global Geophysical Services, Inc. and Subsidiaries
Houston, Texas

        We have audited the accompanying consolidated balance sheets of Global Geophysical Services, Inc. and Subsidiaries (the "Company") as of December 31, 2008 and 2009, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global Geophysical Services, Inc. and Subsidiaries as of December 31, 2008 and 2009, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

Houston, Texas
February 16, 2010, except for the changes to notes 17 and 18 as to which the date is September 10, 2010.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$30,444,316	$17,026,865
Restricted cash investments	7,562,338	5,346,066
Accounts receivable:
net of allowances for doubtful accounts of $333,499 and $1,697,830 at December 31, 2008 and 2009, respectively	64,354,321	73,568,184
Income and other taxes receivable	2,304,555	10,159,498
Prepaid expenses and other current assets	13,590,784	10,626,831

TOTAL CURRENT ASSETS	118,256,314	116,727,444
PROPERTY AND EQUIPMENT, net	176,517,607	140,217,953
GOODWILL AND OTHER INTANGIBLES	20,454,428	15,974,103
MULTI-CLIENT LIBRARY, net	9,062,657	37,395,521
OTHER	584,169	2,136,714
DEBT ISSUANCE COSTS, net	4,776,952	4,167,856

TOTAL ASSETS	$329,652,127	$316,619,591

See accompanying notes to consolidated financial statements.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Continued)

	December 31,
	2008	2009
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$33,225,405	$34,272,606
Current portion of long-term debt	9,763,841	1,983,282
Current portion of capital lease obligations	4,996,859	1,767,353
Income and other taxes payable	6,772,710	875,255
Deferred revenue	9,999,338	43,545,291
Liability on derivative instruments	1,153,257	331,163

TOTAL CURRENT LIABILITIES	65,911,410	82,774,950
DEFERRED INCOME TAXES	3,196,995	3,826,131
LONG-TERM DEBT, net of current portion and unamortized discount	195,011,046	165,794,658
CAPITAL LEASE OBLIGATIONS, net of current portion	1,797,686	295,665
OTHER LONG-TERM LIABILITY	1,125,000	—

TOTAL LIABILITIES	267,042,137	252,691,404
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Series A Convertible Preferred Stock, $.01 par value, authorized 50,000,000 shares, 27,701,040 and 28,358,394 issued and 20,243,040 and 20,617,751 outstanding at December 31, 2008 and December 31, 2009, respectively, liquidation preference of $75,657,411	277,010	283,584
Class A Common stock, $.01 par value, authorized 30,000,000 shares, 4,000,000 issued and 3,709,100 outstanding at December 31, 2008 and December 31, 2009, respectively,	40,000	40,000
Class B Common stock, $.01 par value, authorized 120,000,000 shares, 5,547,107 and 5,736,107 issued and 4,475,105 and 4,471,021 outstanding at December 31, 2008 and December 31, 2009, respectively	55,471	57,361
Additional paid-in capital	153,325,355	160,362,017
Accumulated deficit	(2,875,221)	(2,429,862)

	150,822,615	158,313,100
Less: treasury stock, at cost, 8,820,902 and 9,296,629 shares at December 31, 2008 and December 31, 2009, respectively	88,212,625	94,384,913

TOTAL STOCKHOLDERS' EQUITY	62,609,990	63,928,187

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$329,652,127	$316,619,591

See accompanying notes to consolidated financial statements.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2007	2008	2009
REVENUES	$225,742,071	$376,256,261	$312,796,377
OPERATING EXPENSES	188,701,840	319,451,408	262,168,382

GROSS PROFIT	37,040,231	56,804,853	50,627,995
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	18,684,574	30,190,204	32,299,663

INCOME FROM OPERATIONS	18,355,657	26,614,649	18,328,332
OTHER INCOME (EXPENSE)
Interest expense, net	(10,744,547)	(22,383,705)	(18,613,301)
Unrealized gain (loss) on derivative instruments	—	(1,153,257)	822,094
Foreign exchange gain (loss)	(198,138)	(5,210,431)	236,770
Other income (expense)	(35,285)	113,901	(35,839)

TOTAL OTHER EXPENSE	(10,977,970)	(28,633,492)	(17,590,276)

INCOME (LOSS) BEFORE INCOME TAXES	7,377,687	(2,018,843)	738,056
INCOME TAX EXPENSE (BENEFIT)
Current	2,432,290	7,453,873	(336,439)
Deferred	2,508,632	(1,426,627)	629,136

TOTAL INCOME TAX EXPENSE	4,940,922	6,027,246	292,697

NET INCOME (LOSS)	$2,436,765	$(8,046,089)	$445,359

INCOME (LOSS) PER COMMON SHARE
Basic	$.29	$(.98)	$.05

Diluted	$.09	$(.98)	$.02

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	8,368,604	8,173,554	8,187,506

Diluted	28,611,644	8,173,554	28,787,643

See accompanying notes to consolidated financial statements.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

DECEMBER 31, 2007, 2008 AND 2009

		Common Stock
	Preferred Stock			Additional Paid-in Capital	Treasury Stock	Accumulated Deficit	Total Stockholders' Equity
		Class A	Class B
Balances at December 31, 2006	$252,944	$40,000	$52,238	$126,453,668	$(53,919,513)	$2,734,103	$75,613,440
Issuance of common stock	—	—	1,955	—	—	—	1,955
Issuance of preferred stock	24,066	—	—	25,031,410	—	—	25,055,476
Compensation expense associated with stock grants	—	—	—	610,857	—	—	610,857
Purchase of treasury stock	—	—	—	—	(33,673,402)	—	(33,673,402)
Net income	—	—	—	—	—	2,436,765	2,436,765

Balances at December 31, 2007	277,010	40,000	54,193	152,095,935	(87,592,915)	5,170,868	70,045,091
Issuance of common stock	—	—	1,278	—	—	—	1,278
Issuance of preferred stock	—	—	—	—	—	—	—
Compensation expense associated with stock grants	—	—	—	1,229,420	—	—	1,229,420
Purchase of treasury stock	—	—	—	—	(619,710)	—	(619,710)
Net loss	—	—	—	—	—	(8,046,089)	(8,046,089)

Balances at December 31, 2008	277,010	40,000	55,471	153,325,355	(88,212,625)	(2,875,221)	62,609,990
Issuance of common stock	—	—	1,890	—	—	—	1,890
Issuance of preferred stock	6,574	—	—	5,515,200	—	—	5,521,774
Compensation expense associated with stock grants	—	—	—	1,521,462	—	—	1,521,462
Purchase of treasury stock	—	—	—	—	(6,172,288)	—	(6,172,288)
Net income	—	—	—	—	—	445,359	445,359

Balances at December 31, 2009	$283,584	$40,000	$57,361	$160,362,017	$(94,384,913)	$(2,429,862)	$63,928,187

See accompanying notes to consolidated financial statements.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2008	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$2,436,765	$(8,046,089)	$445,359
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	33,331,322	73,914,146	80,089,658
Capitalized depreciation for multi-client library	—	(3,037,442)	(3,729,362)
Amortization of debt issuance costs	1,362,232	3,805,508	917,792
Stock-based compensation	610,857	1,229,420	1,521,462
Non-cash revenue from data exchange	—	—	(8,880,000)
Deferred tax expense (benefit)	2,508,632	(1,426,627)	629,136
Unrealized loss (gain) on derivative instrument	—	1,153,257	(822,094)
Loss (gain) on disposal of property and equipment	65,267	(818,668)	—
Effects of changes in operating assets and liabilities, net of acquired assets and liabilities:
Accounts receivable	(27,946,311)	(22,306,396)	(9,213,863)
Prepaid expenses and other current assets	(7,628,650)	3,031,716	2,963,953
Other assets	(23,497)	(548,721)	(1,552,545)
Accounts payable and accrued expenses	3,372,015	(10,331,182)	(1,767,333)
Deferred revenue	1,286,629	3,056,315	33,545,953
Income and other taxes receivable	750,000	(2,304,555)	(7,854,943)
Income and other taxes payable	2,831,194	3,741,914	(5,897,455)

NET CASH PROVIDED BY OPERATING ACTIVITIES	12,956,455	41,112,596	80,395,718
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(81,364,346)	(49,843,664)	(21,143,151)
Investment in multi-client library	—	(25,169,740)	(34,352,781)
Change in restricted cash investments	(2,397,000)	(5,165,338)	2,216,272
Purchase of business	—	(10,375,000)	—
Proceeds from the sale of property and equipment	207,826	—	—
Proceeds from insurance claim	—	5,855,000	—

NET CASH USED IN INVESTING ACTIVITIES	(83,553,520)	(84,698,742)	(53,279,660)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net of discount	101,610,836	188,340,731	7,596,074
Principal payments on long-term debt	(59,478,013)	(121,423,726)	(11,069,662)
Net (payments) proceeds on revolving credit facility	24,200,000	1,632,055	(25,832,055)
Principal payments on capital lease obligations	(3,347,619)	(5,597,366)	(5,057,468)
Debt issuance costs	(3,395,559)	(5,223,122)	—
Purchase of treasury stock	(33,673,402)	(619,710)	(6,172,288)
Issuances of stock	25,094,353	1,278	1,890

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	51,010,596	57,110,140	(40,533,509)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(19,586,469)	13,523,994	(13,417,451)
CASH AND CASH EQUIVALENTS, beginning of period	36,506,791	16,920,322	30,444,316

CASH AND CASH EQUIVALENTS, end of period	$16,920,322	$30,444,316	$17,026,865

See accompanying notes to consolidated financial statements.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007, 2008 AND 2009

NOTE 1—ORGANIZATION AND NATURE OF OPERATIONS

        Global Geophysical Services, Inc., a Delaware corporation, and its subsidiaries (collectively referred to as the "Company") are headquartered in Houston, Texas. The Company provides an integrated suite of seismic data solutions to the global oil and gas industry, including the Company's high resolution Reservoir Grade (RG3D)™ seismic service. The Company's seismic data solutions consist primarily of seismic data acquisition, processing and interpretation services. Through these services, the Company delivers data that enables the creation of high quality images of the Earth's subsurface that reveal complex structural and stratigraphic details. These images are used primarily by oil and gas companies to reduce risk associated with oil and gas exploration, to optimize well completion techniques and to monitor changes in hydrocarbon reservoirs. The Company integrates seismic survey design, data acquisition, processing and interpretation to deliver an enhanced product to clients. In addition, the Company owns and markets a growing seismic data library and licenses this data to clients on a non-exclusive basis.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition:

Seismic Data Services

        The Company's seismic services are provided under cancelable service contracts, which vary in terms and conditions. The Company recognizes revenue in accordance with the terms of the contract. These contracts are either "turnkey" or "term" agreements or a combination of the two. Under turnkey agreements or the turnkey portions thereof, the Company recognizes revenue based upon quantifiable measures of progress, such as square miles or linear kilometers of data acquired. Under term agreements or the term portions thereof, period revenue is recognized on a day-rate basis. Under certain contracts where the client pays separately for the mobilization of equipment, the Company recognizes such mobilization fees as revenue during the performance of the seismic acquisition, using the same quantifiable measures of progress as for the acquisition work. The Company also receives reimbursements for certain other out-of-pocket expenses under the terms of its service contracts. The Company records amounts billed to clients in revenue as the gross amount including out-of-pocket expenses that are reimbursed by the client. In some instances, customers are billed in advance of services performed and the Company recognizes the liability as deferred revenue.

Multi-client Services

        The Company acquires new seismic data to add to its multi-client data library under contractual arrangements where it obtains pre-commitments from one or more customers. In return for the commitment, the customer typically gains the right to influence project specifications, advance access to data as it is being acquired and receives pre-commitment pricing. Revenue under these arrangements is generated from the pre-commitments as well as late sales from the licensing of multi-client data on a non-exclusive basis. Revenue from the creation of new seismic data is recognized when (i) the Company has an arrangement with the customer that is validated by a signed contract and a licensing arrangement, (ii) the sales price is fixed and determinable, (iii) collection is reasonably assured, and (iv) will be recognized throughout the creation period using the proportionate performance method based upon quantifiable measures of progress such as square mile or linear kilometers of data acquired. The Company records amounts invoiced and / or collected under pre-commitment agreements as

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

deferred revenue prior to the performance of services. The Company believes that this method is the most reliable and representative measure of progress for its seismic data creation projects.

        Revenue from late sales is recognized when (i) the Company has a licensing arrangement with the customer that is validated by a signed contract, (ii) the sales price is fixed and determinable, (iii) collection is reasonably assured, and (iv) the customer has selected the specific data or the contract has expired without full selection and the license term has begun. All costs directly incurred in acquiring, processing and otherwise completing a seismic survey is capitalized into the multi-client library.

        The Company establishes amortization rates based on the estimated future revenues (both from pre-commitments and late sales) on an individual survey basis. The underlying estimates that form the basis for the sales forecast depend on historical and recent revenue trends, oil and gas prospectivity in particular regions, general economic conditions affecting the customer base, expected changes in technology and other factors. The estimation of future cash flows and fair value is highly subjective and inherently imprecise. Estimates can change materially from period to period based on many factors. Accordingly, if conditions change in the future, an impairment loss may be recorded relative to the seismic data library, which could be material to any particular reporting period. However, under no circumstance will an individual survey carry a net book value greater than a four-year straight-line amortized value. This is accomplished by comparing the cumulative amortization recorded for each survey to the cumulative straight-line amortization. If the cumulative straight-line amortization is higher for any specific survey, additional amortization expense is recorded, resulting in accumulated amortization being equal to the cumulative straight-line amortization for such survey. Amortization expense of the multi-client seismic data was $0, $19,144,525 and $18,629,279 for the years ended December 31, 2007, 2008 and 2009, respectively.

Non-Monetary Transactions

        The Company participates in certain non-cash data exchange transactions, in which the Company takes ownership of a customer's seismic data in exchange for a non-exclusive license to selected seismic data from the multi-client library. In these non-cash data exchange transactions, the Company records a data library asset for the data received and recognizes revenue on the transaction in accordance with its revenue recognition policy. These transactions are valued at the fair value of the data received or delivered, whichever is more readily determinable. For the years ended December 31, 2007, 2008 and 2009, the Company has recognized $0, $0 and $8,880,000, respectively, as revenue related to non-cash data transactions.

        Mobilization Costs:    Transportation and other expenses incurred prior to the commencement of geophysical operations are deferred and amortized over the term of the related contract. See Note 3.

        Financial Instruments:    Financial instruments consist of cash and cash equivalents, accounts receivable and payable, and debt. The carrying value of cash and cash equivalents and accounts receivable and payable approximate fair value due to their short-term nature. The Company believes the fair value and the carrying value of all other debt would not be materially different due to the instruments' interest rates approximating market rates for similar borrowings at December 31, 2008 and 2009.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Cash and Cash Equivalents:    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

        Accounts Receivable:    Trade accounts receivable are recorded in accordance with terms and amounts as specified in the related contracts on an ongoing basis. Amounts recorded as unbilled represent work done for customers but not billed at period end in accordance with contract provisions and generally are expected to be billed within a relatively short period of time. Management of the Company continually monitors accounts receivable for collectability issues. The Company evaluates the collectability of accounts receivable on a specific account basis using a combination of factors, including the age of the outstanding balances, evaluation of the customer's financial condition, and discussions with relevant Company personnel and with the customers directly. The allowance for doubtful accounts was $333,499 and $1,697,830 at December 31, 2008 and 2009, respectively.

        Included in accounts receivable at December 31, 2008 and 2009 are net receivables aggregating approximately $5,000,000 and $8,900,000, respectively, from three customers. Such receivables are in dispute; however, management and outside legal counsel believe that the Company has performed services in accordance with the terms of the contract and, as such, are fully collectible. The Company is in negotiations / arbitration to recover such amounts.

        Property and Equipment:    Property and equipment are stated at cost. Depreciation is computed on the straight-line basis over the estimated useful lives of the various classes of assets as follows:

Boats	10 years
Computers and software	3 years
Furniture and fixtures	1 - 2 years
Machinery and equipment	3 - 7 years

        Management's estimation of useful life is based on circumstances that exist in the seismic industry and information available at the time of the asset purchase. As circumstances change and new information becomes available these estimates could change.

        Disposals are removed at cost less accumulated depreciation with any resulting gain or loss reflected in income from operations within the statement of operations during the reporting period. Substantially all of the Company's assets are pledged as collateral to secure debt.

        Goodwill:    Goodwill represents the excess of costs over the fair value of net assets of acquired businesses. Goodwill acquired in a business combination is not amortized, but instead tested for impairment at least annually or when indicators of impairment are present. Under this goodwill impairment test, if the fair value of a reporting unit does not exceed its carrying value, the excess of fair value of the reporting unit over the fair value of its net assets is considered to be the implied fair value of goodwill. If the carrying value of goodwill exceeds its implied fair value, the difference is recognized as a loss on impairment of goodwill. Goodwill was evaluated for impairment at June 30, 2009 and was not deemed to be impaired.

        Asset Impairment:    In accordance with the guidance for accounting for impairment or disposal of long-lived assets, the Company evaluates the recoverability of property and equipment and its multi-client data library if facts and circumstances indicate that any of those assets might be impaired. If an

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such property or multi-client data library is necessary. The effect of any impairment would be to expense the difference between the fair value of such property and its carrying value.

        For the multi-client data library, the impairment evaluation is based first on a comparison of the undiscounted future cash flows over each component's remaining estimated useful life with the carrying value of each library component. If the undiscounted cash flows are equal to or greater than the carrying value of such component, no impairment is recorded. If undiscounted cash flows are less than the carrying value of any component, the forecast of future cash flows related to such component is discounted to fair value and compared with such component's carrying amount. The difference between the library component's carrying amount and the discounted future value of the expected revenue stream is recorded as an impairment charge. There were no impairment charges recognized in the statements of operations during the years ended December 31, 2007, 2008 and 2009.

        Deferred Revenue:    Deferred revenue consists primarily of amounts contractually billable or client payments made in advance of work done and deferred fees related to the mobilization period. These amounts are amortized over the term of the related contract. For the years ended December 31, 2008 and 2009, the deferred revenue balance was $9,999,338 and $43,545,291, respectively.

        Treasury Stock:    The Company utilizes the cost method for accounting for its treasury stock acquisitions and dispositions.

        Stock Warrants:    At December 31, 2008 and 2009, the Company had outstanding warrants which entitle the holders to purchase an aggregate of 390,000 shares of Class B Common Stock of the Company at an exercise price of $4.25 per share.

        Debt Issuance Costs:    The costs related to the issuance of debt are capitalized and amortized to interest expense using the effective interest method over the maturity period of the related debt. Accumulated amortization was $550,484 and $1,159,580 at December 31, 2008 and 2009, respectively.

        Concentrations of Credit Risk:    The Company maintains its cash in bank deposits with a financial institution. These deposits, at times, exceed federally insured limits. In October 2008, the Federal Insurance Corporation increased its insurance from $100,000 to $250,000 per depositor, and to an unlimited amount for non-interest bearing accounts. The coverage increase, which is temporary, extended through December 31, 2009. The Company monitors the financial condition of the financial institution and has not experienced any losses on such accounts. The Company is not party to any financial instruments which would have off-balance sheet credit or interest rate risk.

        Advertising:    Advertising costs are expensed as incurred and were approximately $409,000, $347,500 and $355,000 for the years ended December 2007, 2008 and 2009, respectively.

        Income Taxes:    The Company follows the guidance in accounting for income taxes. Under the asset and liability method required by this guidance, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        The Company follows guidance regarding the accounting for uncertainty in income taxes. This guidance clarifies the accounting for income taxes by prescribing the minimum recognition threshold an income tax is required to meet before recognizing in the financial statements and applies to all income tax positions. Each income tax position is assessed using a two step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. At December 31, 2008 and 2009, there were no unrecognized tax amounts to record.

        Earnings Per Share:    The Company accounts for earnings per share in accordance with guidance for earnings per share. Basic earnings per share amounts are calculated by dividing net income by the weighted average number of common shares outstanding during each period. Diluted earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding for the periods, including the dilutive effect of restricted stock, options and warrants granted and convertible preferred stock. Dilutive restricted stock, options, and warrants that are issued during a period or that expire or are canceled during a period are reflected in the computations for the time they were outstanding during the periods being reported. Restricted stock, options and warrants, where the exercise price exceeds the average stock price for the period, are considered anti-dilutive and therefore are not included in the calculation of dilutive shares.

        Foreign Operations:    The Company's future revenues, in part, depend on operating results from its operations in foreign countries. The success of the Company's operations is subject to various contingencies beyond management's control. These contingencies include general and regional economic conditions, prices for crude oil and natural gas, competition and changes in regulation.

        The Company enters into transactions that are not denominated in U.S. dollars. The transactions are translated to U.S. dollars and the exchange gains and losses are reported in other expense within the consolidated statement of operations.

        Use of Estimates:    The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Reclassifications:    Certain amounts in the 2007 and 2008 consolidated financial statements have been reclassified to conform to the classifications in the 2009 consolidated financial statements.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 3—SELECTED BALANCE SHEET ACCOUNTS

        Restricted cash:

	December 31,
	2008	2009
Pledged for letters of credit	$5,312,638	$4,462,500
Bank guarantee to foreign government for export equipment	1,245,878	883,566
Bid bond to an international oil company	1,003,822	—

	$7,562,338	$5,346,066

        Prepaid expenses and other current assets:

	December 31,
	2008	2009
Mobilization costs, net	$12,170,550	$9,410,108
Prepaid expenses and other current assets	1,420,234	1,216,723

	$13,590,784	$10,626,831

        Accounts receivable:

	December 31,
	2008	2009
Accounts receivable, trade	$44,750,620	$57,731,675
Unbilled	19,937,200	17,534,339
Allowance for doubtful accounts	(333,499)	(1,697,830)

	$64,354,321	$73,568,184

NOTE 4—MULTI-CLIENT LIBRARY

        Multi-client library consisted of the following:

	December 31,
	2008	2009
Multi-client library, at cost	$28,207,182	$75,169,326
Less: accumulated amortization	19,144,525	37,773,805

Multi-client library, net	$9,062,657	$37,395,521

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 5—PROPERTY AND EQUIPMENT

        Property and equipment consisted of the following:

	December 31,
	2008	2009
Furniture and fixtures	$138,976	$138,976
Boats	6,103,660	6,424,288
Machinery and equipment	244,724,346	270,210,793
Computers and software	7,617,831	9,177,907
Land	2,035,153	2,035,153
Buildings	—	11,721,548

	260,619,966	299,708,665
Less: accumulated depreciation	100,176,205	160,759,486

	160,443,761	138,949,179
Construction in process	16,073,846	1,268,774

Net property and equipment	$176,517,607	$140,217,953

        Depreciation expense for the years ended December 31, 2007, 2008, and 2009 was $33,331,322, $54,774,621 and $60,583,280, respectively.

NOTE 6—GOODWILL AND OTHER INTANGIBLES

        In June 2008, the Company acquired substantially all of the assets of Weinman GeoScience, Inc. ("Weinman") for the aggregate purchase price of approximately $22.0 million, including $10.0 million paid in cash and $12.0 million assumed as debt through the issuance of two promissory notes for $6.6 million and $5.4 million, respectively, due December 2010. Additional consideration of $10.0 million of cash or equity would be paid in 2010 if certain earn-out provisions are met. As a result of the acquisition, the Company recorded goodwill of $13,445,576 and other intangibles of $5,504,000.

        In June 2009, the Company recorded a purchase accounting adjustment of approximately $2.5 million to reflect an amendment of the terms of the earn-out provision of the acquisition agreement and the conversion of $8.0 million of the principal amount of the promissory notes due to Weinman into 657,354 shares of Series A Convertible Preferred Stock. Consequently, the Company reduced notes payable by $8.0 million to reflect the conversion of debt to equity, increased stockholders' equity to reflect the issuance of 657,354 shares at a value of $8.40 per share, and reduced goodwill by the implied change of the earn-out provision of the acquisition agreement of $2,478,226.

        In addition, during 2008 the Company acquired substantially all of the assets of HMS Enterprises ("HMS"), a small seismic cable repair company, for a purchase price of $1,500,000, of which $375,000 was paid in cash and the balance of $1,125,000 is to be paid in shares of the Company in the event of an initial public offering. Such amount is included in Other Long-term Liability in the consolidated balance sheet at December 31, 2008. The Company and the seller entered into an agreement under which the Company is no longer obliged to issue shares of the Company. Accordingly, the reduction in the Other Long-term Liability has been offset against associated goodwill.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 6—GOODWILL AND OTHER INTANGIBLES (Continued)

        The changes in the carrying amount of goodwill for the year ended December 31, 2009 were as follows:

Beginning balance January 1, 2009	$14,945,576
Purchase price adjustment in connection with converting debt to equity and amending the earn-out provision	(2,478,226)
HMS settlement	(1,125,000)

Ending balance, December 31, 2009	$11,342,350

        Goodwill and other intangibles included the following:

	December 31,
	2008	2009
Customer list	$3,934,000	$3,934,000
Trademark	924,000	924,000
Patents	450,852	450,852
Non-compete agreements	200,000	200,000

	5,508,852	5,508,852
Less: accumulated amortization	—	877,099

	5,508,852	4,631,753
Goodwill	14,945,576	11,342,350

Total goodwill and other intangibles	$20,454,428	$15,974,103

        Intangible assets subject to amortization are amortized over their estimated useful lives which are between two and fifteen years. Amortization expense in 2008 was not material to the consolidated financial statements. Amortization expense for the year ended December 31, 2009 was $877,099. Amortization expense is projected to be $534,733, $484,733, $484,733, $484,733, $484,733 and $2,158,088 for the twelve months ended December 31, 2010 through 2014 and thereafter, respectively.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 7—INCOME TAXES

        The provision for income taxes differs from the amount of income tax determined by applying the U.S. statutory rate to the income (loss) before income taxes as follows:

	Year Ended December 31,
	2007	2008	2009
Federal statutory rate	35.0%	35.0%	35.0%
US state income taxes	2.8%	3.2%	28.5%
Non-US effective rate different than statutory	8.2%	26.4%	23.5%
Effect of non-deductible expenses	18.6%	(207.6)%	257.6%
Net operating loss	0.0%	113.9%	22.0%
Tax Credits	0.0%	0.0%	(569.6)%
Other	2.3%	(4.6)%	0.0%
Change in valuation allowance	0.1%	(264.9)%	242.7%

Effective income tax rate	67.0%	(298.6)%	39.7%

        The total income tax expense differs from the amount computed by applying the U.S. Federal statutory income tax rate to pre-tax income. For periods ending December 31, 2007 and 2009, the Company had pre-tax income. For the period ended December 31, 2008, the Company had a pre-tax loss. Accordingly, the Company tax effected the 2007 and 2009 pre-tax income or 2008 pre-tax loss using the U.S. Federal statutory income tax rate. The Company also increased the U.S. Federal statutory income tax rate from 34% to 35% in 2007 to reflect its belief that taxable income would exceed the graduated rate ceiling.

        Beginning in 2007, the Company accrued income and expenses in countries in which the local statutory rate differs from the U.S. federal income tax rate. As a result of applying this methodology, there was an increase in tax expense in 2007 and 2009 and an increased tax benefit in 2008.

        Non-deductible expenses are generally comprised of penalties, per diems and meal and entertainment related expenses. Non-deductible expenses are primarily incurred by U.S. legal entities and are subject to deductibility limitations under the U.S. Internal Revenue Code. Year-over-year the Company has incurred more per diem and meals and entertainment expenses, increasing the impact of such non-deductible items on its effective tax rate.

        During 2008, the Company paid taxes in several Non-U.S. jurisdictions, including Oman, Mexico, Colombia and Argentina. Generally, the taxes are withheld and remitted on the Company's behalf by its customers to the relevant non-U.S. jurisdictions as a result of the Company providing equipment or services in those non-U.S. jurisdictions. During 2009, the Company paid income and withholding taxes in Colombia, Chile, India and Mexico.

        The "Net Operating Loss" adjustment to the 2008 tax rate reconciliation relates to permanent return-to-provision adjustments for Non-U.S. related expenses and transfer pricing adjustments that were not deductible in the U.S. In 2009, the "Net Operating Loss" adjustment relates to permanent return-to-accrual adjustments for non U.S. expenses and transfer pricing adjustments that are not deductible for U.S. federal income tax purposes.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 7—INCOME TAXES (Continued)

        A valuation allowance is established when it is more likely than not that all or a portion of the deferred tax assets will not be realized. The valuation allowance is then adjusted when the realization of deferred tax assets becomes more likely than not. Adjustments are also made to recognize the expiration of carry- forward items with corresponding adjustments to the deferred taxes. Based on the net operating losses incurred by the Company in different taxing jurisdictions and the "net operating loss" adjustments discussed above, the Company recorded valuation allowances. The allowance increased by $5,400, $5,912,473 and $1,791,452 in 2007, 2008 and 2009, respectively.

        The components of income tax expense (benefits) were as follows:

	Year Ended December 31,
	2007	2008	2009
Current
Federal	$1,090,620	$(839,040)	$472,467
State	312,675	56,804	271,525
Foreign	1,363,363	7,995,210	(1,080,431)

	2,766,658	7,212,974	(336,439)
Deferred
Federal	3,949,516	(1,649,506)	1,752,032
State	—	—	(11,380)
Foreign	(1,775,252)	463,778	(1,111,516)

	2,174,264	(1,185,728)	629,136

Total	$4,940,922	$6,027,246	$292,697

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts reported for income

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 7—INCOME TAXES (Continued)

tax purposes at the enacted tax rates in effect when the differences reverse. The components of deferred tax assets and liabilities are as follows:

	December 31,
	2008	2009
Deferred tax assets:
Net operating loss carryforwards	$14,442,780	$25,240,546
Alternative Minimum Tax	—	387,456
Foreign tax credits	875,850	4,705,756
Multi-client library	5,731,130	4,758,164
Other	440,920	488,848

Total gross deferred tax assets	21,490,680	35,580,770
Less: valuation allowance	6,128,875	7,920,327

	15,361,805	27,660,443
Deferred tax liability:
Property and equipment	(18,558,800)	(31,486,574)

Total gross deferred tax liability	(18,558,800)	(31,486,574)

Net deferred tax liability, net	$(3,196,995)	$(3,826,131)

        As of December 31, 2009, the Company has approximately $40,131,000 in U.S. and $30,644,000 in non-U.S. net operating loss carryforwards. Such tax loss carryforwards expire through 2028 in the U.S. and at various times in the non-U.S. jurisdictions. The Company has recognized foreign tax credit carryforwards of approximately $956,000 for 2008 and $3,750,000 for 2009. Such foreign tax credits expire through 2018.

        The Company has unremitted earnings in certain foreign subsidiaries and management intends to permanently reinvest those earnings. During 2009, the Company remitted earnings from its Chilean subsidiary to the U.S. Withholding tax paid in connection with this remittance has been recognized in the financials statements for the year ended December 31, 2009. Consistent with management's intention to permanently reinvest earnings from its non-U.S. operations, U.S. Federal and State Income taxes have not been recognized on such earnings as the Company does not intend to repatriate such earnings. At such time the Company determines that such earnings will be remitted, appropriate U.S. Federal and State taxes, as applicable, will be recorded in the financial statements.

        State Income Tax:    On May 18, 2006, the State of Texas enacted House Bill 3 which replaced the existing state franchise tax with a "margin tax". In general, legal entities that conduct business in Texas are subject to the Texas margin tax, including previously non-taxable entities such as limited partnerships and limited liability partnerships. The tax is assessed on Texas sourced taxable margin which is defined as the lesser of (i) 70% of total revenue or (ii) total revenue less (a) cost of goods sold or (b) compensation and benefits. Although the bill states that the margin tax is not an income tax, it has the characteristics of an income tax since it is determined by applying a tax rate to a base that considers both revenues and expenses. Therefore, the Company has accounted for Texas margin tax as income tax expense in the period subsequent to the law's effective date of January 1, 2007. For

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 7—INCOME TAXES (Continued)

the years ended December 31, 2007, 2008 and 2009, the Company recognized current state income tax expense related to the Texas margin tax of $210,532, $56,804 and $64,655, respectively.

NOTE 8—LONG-TERM DEBT

        Credit Facility:    On January 16, 2008, the Company entered into a $150.0 million secured First Lien Credit Facility that consists of a $120.0 million First Lien Term Loan and a $30.0 million First Lien Revolving Credit Facility (the "First Lien Facility"). On January 16, 2008, the Company also entered into a $50.0 million Secured Second Lien Term Loan (the "Second Lien Facility", and together with the First Lien Facility, the "Facilities"). The Company may also request up to $5.0 million in swingline loans and $30.0 million in letters of credit under the Revolving Credit Facility. All $170.0 million of the term loans funded at closing. The Revolving Credit Facility was unfunded at closing. Proceeds of the loans were used to refinance the Company's existing term loans and revolver borrowings, finance capital equipment purchases, and for general corporate purposes.

        On October 30, 2009, the Company secured Amendment No. 1 and waiver for both the First and Second Lien Credit Facilities. As a result of this amendment, borrowings for the $120.0 million First Lien Term Loan bear interest at a rate of LIBOR plus 5.25% or the prime rate plus 4.25%. The First Lien Term Loan was issued at a discount of 1%, so the Company's gross loan proceeds received were 99% of the face amount of the loan. As amended, borrowings under the $50.0 million Second Lien Term Loan bear interest at a rate of LIBOR plus 9.00% or the prime rate plus 8.00%. The Second Lien Term Loan was issued at a discount of 3%, so the Company's gross loan proceeds received were 97% of the face amount of the loan. As amended, borrowings under the Revolving Credit Facility bear interest at a rate that declines from LIBOR plus 5.25% or the prime rate plus 4.25% based upon the Company's leverage ratio, to a minimum level of LIBOR plus 4.00% or the prime rate plus 3.00%. The amendment also provides that, with respect to any Eurodollar Borrowings for any interest period, interest will be the greater of (a) 3.00% per annum, and (b) the rate per annum determined by the administrative agent.

        The Facilities are collateralized by a first (in the case of the $120.0 million term loan and revolving credit facility) or second (in the case of the $50 million term loan) priority security interest on substantially all of the Company's assets, including accounts receivable and equipment, other than certain vehicles financed through capital leases and the Company's corporate headquarters. The Facilities include customary financial and negative covenants for credit facilities of this type. As discussed above, on October 30, 2009, the company secured an amendment which modified certain covenant requirements. As amended in the case of the First Lien Facility these include covenants requiring the maintenance of a total debt to consolidated EBITDA ratio of no more than 2.25x at September 30, 2009 through September 30, 2010, declining to no more than 2.00x on December 31, 2010 and March 31, 2011, to 1.70x on June 30, 2011, to 1.60x on September 30, 2011 and 1.50x on December 31, 2011 and thereafter. The Company's requirement to maintain a ratio of consolidated EBITDA to consolidated interest expense of at least 4.00x from June 30, 2009 through December 31, 2009, increasing to 5.00x on March 31, 2010 and thereafter remained unchanged. The Facilities also include certain limits on other indebtedness, certain limitations on liens, investments and capital expenditures, and other limitations customary for this type of facility. The Company is in compliance with all debt covenants as of December 31, 2009.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 8—LONG-TERM DEBT (Continued)

        The Facilities stipulate quarterly interest payments, minimum quarterly principal payments of $300,000, and annual mandatory prepayments of 75% (or 50% of the Company's total leverage ratio at the end of the year is less than 1.25 to 1.00) of excess cash flow, as defined. The First Lien Term Loan matures on January 16, 2015, and the Second Lien Term Loan matures on July 16, 2015. The Revolving Line of Credit matures on the January 16, 2014. There is no prepayment penalty on the First Lien Term Loan or Revolver; however prepayment of the Second Lien Term Loan requires a prepayment penalty of 3%, 2% and 1% when made prior to the first, second or third anniversary of the closing date, respectively. On September 30, 2009 the Company made an additional principal payment against the First Lien Facility of $4.0 million.

        Promissory Note:    On December 10, 2008, the Company issued two promissory notes for $6.6 million and $5.4 million in association with the purchase of the assets of Weinman at a per annum interest rate equal to three percent (3%) plus the greater of (i) five percent (5%) or (ii) the one year LIBOR. The promissory notes were paid in full as of December 31, 2009.

        Notes Payable—Insurance:    During 2009, in exchange for insurance services provided, the Company issued two negotiable promissory notes for $1,602,706 and $453,220 at an interest rate of 3.69% per annum. The notes are due March 8, 2010 and June 29, 2010, respectively.

        Mortgage:    The Company entered into a $5.4 million loan with Citibank, N.A. for the financing of the Company's Missouri City corporate headquarters. The loan funded on September 17, 2009, and matures on July 31, 2019. Borrowings under the construction loan bear interest at a fixed per annum rate of 5.453%. All of the Company's obligations under the construction loan are secured by a first lien mortgage on the facility.

        Line of Credit:    In February 2007, the Company entered into a $5.0 million revolving line of credit which is secured by $5.0 million cash. The terms of the revolving line of credit as currently written only allow for letters of credit to be drawn on the available credit, however, the cash balance above the total outstanding letters of credit may be withdrawn at any time lowering the available credit dollar-for-dollar. As of December 31, 2009, the line of credit serves as collateral for several letters of credit totaling $4,462,500.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 8—LONG-TERM DEBT (Continued)

        Long-term debt consisted of the following:

	December 31,
	2008	2009
First lien term loan	$118,800,000	$113,900,000
Second lien term loan	50,000,000	50,000,000
Revolving credit facility	25,832,055	—
Promissory notes	12,000,000	—
Notes payable—insurance	563,841	627,816
Mortgage	—	5,362,437

	207,195,896	169,890,253
Less: unamortized discount	2,421,009	2,112,313

	204,774,887	167,777,940
Less: current portion	9,763,841	1,983,282

Total notes payable and line of credit, net of current portion	$195,011,046	$165,794,658

        Future maturities of notes payable and line of credit for each of the next five years and thereafter are as follows:

Period Ending December 31,
2010	$1,983,282
2011	1,364,159
2012	1,373,338
2013	1,383,030
2014	1,393,263
Thereafter	162,393,181

$169,890,253

        Interest Rate Swap:    On March 7, 2007, the Company entered into a $70.0 million notional value interest rate collar to protect its interest from unanticipated fluctuations in cash flows caused by volatility in the interest rate on its floating-rate debt. The two year swap arrangement effectively caps the 3-month LIBOR rate at 5.75% and sets the floor at 4.55%.

        On February 14, 2008, the Company increased the notional value of the interest rate hedge, as required by its credit facilities, to $85 million (50% of the term loans). This swap agreement replaced the swap agreement then in effect. Going forward, the two year swap agreement, which terminates on March 31, 2010, caps the three month LIBOR rate on the notional amount at 5.00% and sets the floor at 1.81%. The purpose of the swap is to protect the Company from unanticipated fluctuations in cash flows caused by volatility in the interest rate on its floating-rate debt. The Company does not enter into interest rate or other derivatives for speculative purposes and has not designated these interest rate swaps as a hedging instrument under the accounting guidance for derivative instruments and hedging activities.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 8—LONG-TERM DEBT (Continued)

        The Company adopted the guidance for disclosures about derivative instruments and hedging activities on January 1, 2009. Below is a table of the derivatives maintained by the Company that are not designated as a hedge instrument under this guidance.

        The fair values of derivative instruments in the balance sheets:

	Liability Derivatives
	December 31,
	2008		2009
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate contracts	Current Liabilities	$1,153,257	Current Liabilities	$331,163

        The effect of derivative instruments, which is located in other income (expense) in the statements of operations for the years ended December 31, 2007, 2008 and 2009:

	December 31,
	2007		2008		2009
	Location of Gain (Loss) Recognized	Amount of Gain (Loss) Recognized	Location of Gain (Loss) Recognized	Amount of Gain (Loss) Recognized	Location of Gain (Loss) Recognized	Amount of Gain (Loss) Recognized
Interest rate contracts	Other expense	$—	Other expense	$(1,153,257)	Other income	$822,094

NOTE 9—STOCKHOLDERS' EQUITY

        In March 2007, at the annual meeting of the Company's stockholders, stockholders of the Company approved the Company's Second Amended and Restated Certificate of Incorporation providing for an increase in the Company's authorized capital stock to 200,000,000 shares. Stockholders of the Company also approved an increase in the number of members of the Company's Board of Directors from five to seven; and the elimination of Article IX of the then current Certificate of Incorporation relating to notices for director nominations and stockholders proposals. Stockholders of the Company also approved a 10:1 forward split of the Company's Series A convertible preferred stock and Class A and B Common Stock. All share and per share amounts related to preferred and common stock and stock options included in the consolidated financial statements and notes have been restated to reflect the stock split. Stockholders of the Company also approved an increase in the number of shares reserved for issuance under the Company's 2006 Incentive Compensation Plan to 9,203,058 shares of common stock.

        Series A Convertible Preferred Stock:    Under the terms of the amended articles of incorporation, the Company is authorized to issue 50,000,000 shares of Series A convertible preferred stock, par value $0.01 per share ("Series A Preferred"). Holders of Series A Preferred are entitled to one vote per share, and also have certain special voting rights that enable them to elect two directors to the board of directors. Series A Preferred does not pay a preferred dividend.

        Series A Preferred is initially convertible, at the option of the holder, into one share of Class B Common Stock. The conversion ratio is protected from dilution and is to be adjusted upon certain

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 9—STOCKHOLDERS' EQUITY (Continued)

issuances of additional shares of Class A or Class B common stock, options, or securities convertible into Class A or Class B common stock. As of December 31, 2009, the conversion ratio was 1:1. Series A Preferred is automatically convertible upon the following events: (i) a majority vote by the holders of the outstanding shares of Series A Preferred to convert to Class B common stock or (ii) the closing of a qualified underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended. Management has evaluated the fair value of the common stock at issuance of Series A Preferred stock and determined that there are no beneficial conversion features.

        Class A Common Stock:    Under the terms of the Second Amended and Restated Certificate of Incorporation, the Company is authorized to issue 30,000,000 shares of Class A common stock, par value $0.01 per share. Holders of Class A common stock are entitled to one vote per share.

        Class B Common Stock:    Under the terms of the Second Amended and Restated Certificate of Incorporation, the Company is authorized to issue 120,000,000 shares of Class B common stock, par value $0.01 per share. Holders of Class B common stock are entitled to one-tenth of one vote per share.

NOTE 10—EARNINGS PER SHARE

        The Company adopted the guidance for share-based payments which are considered as participating securities on January 1, 2009. Upon adoption, all share- based payment awards that contained non-forfeitable rights to dividends, whether paid or unpaid, were designated as participating securities and included in the computation of earnings per share ("EPS"). The prior period EPS data presented has been adjusted retrospectively.

        The following table sets forth the computation of basic and diluted earnings per share:

	Year Ended December 31,
	2007	2008	2009
Net income (loss)	$2,436,765	$(8,046,089)	$445,359

Basic:
Weighted average common shares outstanding	8,368,604	8,173,554	8,187,506
Diluted:
Shares issuable from the assumed conversion of Series "A" preferred stock	20,243,040	—	20,600,137

Total	28,611,644	8,173,554	28,787,643

Basic income (loss) per share	$.29	$(.98)	$.05

Diluted income (loss) per share	$.09	$(.98)	$.02

        The earnings per share amounts are the same for Series "A" Preferred, Class A common stock, and Class B common stock because the holders of each class are legally entitled to equal per share dividend distributions.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 10—EARNINGS PER SHARE (Continued)

        For the years ended December 31, 2007, 2008 and 2009, 2,432,600, 2,802,300 and 2,642,200, respectively, out-of-the-money stock options have been excluded from diluted earnings per share because they are considered anti-dilutive. Shares issuable from the assumed conversion of Series "A" Preferred and shares of unvested restricted class B common stock of approximately 20,333,500 were excluded in the computation of diluted earnings per share for 2008 as the effect would have been anti-dilutive due to the net loss for the year.

NOTE 11—STOCK BASED COMPENSATION

        The Company follows the accounting guidance for share-based payments which requires all stock-based payments, including stock options, to be recognized as an operating expense over the vesting period, based on their grant date fair values.

        In July 2006, the Company's board of directors and stockholders adopted the Global Geophysical Services, Inc. 2006 Incentive Compensation Plan (the "2006 Incentive Plan"). The 2006 Incentive Plan provides for a variety of incentive awards, including nonstatutory stock options, incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or (the "Code"), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based awards, and other stock-based awards. A total of 9,203,058 shares of Class B common stock are reserved for issuance under the 2006 Incentive Plan. As of December 31, 2009, a total of 4,202,500 options have been granted and 1,560,300 have been forfeited.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 11—STOCK BASED COMPENSATION (Continued)

        Incentive Stock Options:    A summary of the activity of the Company's stock option plans for the year ended December 31, 2009 is presented below:

	Weighted Average Exercise Price	Number of Optioned Shares	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value	Weighted Average Optioned Grant Date Fair Value
Balance as of December 31, 2006	$—	—	—	$—	$—
Expired	—	—	—	—	—
Granted	22.83	2,663,400	10	—	3.59
Exercised	—	—	—	—	—
Forfeited	22.50	(230,800)	—	—	3.04

Balance as of December 31, 2007	22.86	2,432,600	—	—	3.24
Expired
Granted	24.31	811,600	10	—	6.80
Exercised
Forfeited	22.62	(441,900)	—	—	4.11

Balance as of December 31, 2008	23.32	2,802,300	—	—	4.48
Expired	—	—
Granted	22.56	727,500	10	—	7.18
Exercised	—	—
Forfeited	23.79	(887,600)	—	—	5.22

Balance as of December 31, 2009	$22.95	2,642,200	10	$—	$4.97

Exercisable as of December 31, 2009	$23.06	888,200	—	$—	$—

        Outstanding options at December 31, 2009 expire during the period December 2018 to June 2019 and have exercise prices ranging from $12.50 to $30.00.

        The Company estimates the fair value of each stock option on the date of grant using the Black-Scholes-Merton valuation model. The volatility is based on expected volatility over the expected life of eighty-four months. As the Company has not historically declared dividends, the dividend yield used in the calculation is zero. Actual value realized, if any, is dependent on the future performance of the Company's Class B common stock and overall stock market conditions. There is no assurance the value realized by an optionee will be at or near the value estimated by the Black-Scholes-Merton model.

        Compensation expense associated with stock options of $152,857, $539,683 and $745,560 for the years ended December 31, 2007, 2008 and 2009, respectively, is included in selling, general and administrative expenses in the statements of operations. At December 31, 2007, 2008 and 2009, the Company had 2,432,600, 2,260,000 and 1,754,000 of nonvested stock option awards, respectively. The total cost of nonvested stock option awards which the Company had not yet recognized was approximately $3,121,000 at December 31, 2009. Such amounts are expected to be recognized over a period of 4 years, beginning January 1, 2010.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 11—STOCK BASED COMPENSATION (Continued)

        Restricted Stock:    To encourage retention and performance, the Company granted certain employees and consultants restricted shares of Class B common stock with a fair value per share determined in accordance with conventional valuation techniques, including but not limited to, arm's length transactions, net book value or multiples of comparable company earnings before interest, taxes, depreciation and amortization, as applicable.

	Number of Nonvested Restricted Share Awards	Weighted Average Grant Date Fair Value
Nonvested Restricted Shares Outstanding
January 1, 2009	286,309	$4.36
Granted	189,000	8.89
Vested	(163,476)	3.42
Forfeited	(30,544)	5.05

Nonvested Restricted Shares Outstanding
December 31, 2009	281,289	$7.88

        Compensation expense associated with restricted stock of $458,000, $689,737 and $775,902 for the years ended December 31, 2007, 2008 and 2009, respectively, is included in selling, general and administrative expenses in the statements of operations. The total cost of non-vested stock awards which the Company had not yet recognized at December 31, 2009 was approximately $1,994,000. This amount is expected to be recognized over the next three years.

NOTE 12—EMPLOYEE BENEFIT PLANS

        The Company provides a 401(k) plan as part of its employee benefits package in order to retain quality personnel. During 2009, the Company made matching contributions equal to 100% of the first 3% and 50% of the next 2% of eligible compensation contributed by participating personnel. The Company's matching contributions for the years ended December 31, 2007, 2008 and 2009 were approximately $347,000, $444,000 and $581,000, respectively.

NOTE 13—COMMITMENTS AND CONTINGENCIES

        Leases:    The Company leases certain office space and specialized seismic recording equipment under non-cancelable operating and capital lease agreements, which expire at various dates and require various minimum annual rentals. These leases bear interest at rates ranging from 5.5% to 24.7%. Future minimum rental payments under these leases (including new leases entered into in 2009) which

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 13—COMMITMENTS AND CONTINGENCIES (Continued)

have initial or remaining terms in excess of one year as of December 31, 2009, for each of the years remaining and in the aggregate are:

Year Ended December 31,	Operating Leases	Capital Leases
2010	$8,911,582	$1,861,728
2011	4,210,283	285,298
2012	248,801	10,454
2013	123,761	5,212
2014	105,773	3,909
Thereafter	—	—

Total future minimum lease payments	$13,600,200	2,166,601

Less: amounts representing interest		103,583

Present value of net minimum lease payments		2,063,018
Less: current portion		1,767,353

Long-term portion		$295,665

        The Company has included the assets associated with the capital leases in property and equipment. At December 31, 2008 and 2009, the original cost of the assets was $18,475,911 and $18,801,852 and accumulated depreciation of the assets was $7,111,210 and $11,315,237, respectively.

        Rental expense for short-term and long-term operating leases for the years ended December 31, 2007, 2008 and 2009 was approximately $24,571,000, $38,148,000 and $46,199,000, respectively.

        The Company is involved in litigation in the normal course of business. Management does not expect the eventual outcome to have a material impact on the financial condition of the Company.

NOTE 14—SUPPLEMENTAL CASH FLOW INFORMATION

        The following is supplemental cash flow information:

	Year Ended December 31,
	2007	2008	2009
Interest paid	$10,744,547	$18,841,933	$17,710,955

Income taxes paid	$136,072	$5,782,629	$3,979,155

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 14—SUPPLEMENTAL CASH FLOW INFORMATION (Continued)

        The following is supplemental disclosure of non-cash investing and financing activities:

	Year Ended December 31,
	2007	2008	2009
Property and equipment additions financed through capital leases	$3,365,414	$5,972,585	$325,941

Property and equipment additions financed through accounts payable and accrued expenses	$9,978,488	$5,121,479	$2,814,534

Original issue discount on notes payable	$—	$2,700,000	$—

Note payable related to purchase of business	$—	$12,000,000	$—

Note payable converted to preferred stock	$—	$—	$8,000,000

Increase / decrease of Other Long-term Liability and Goodwill	$—	$1,125,000	$1,125,000

Property and equipment additions and other assets acquired through purchase of business	$—	$3,050,424	$—

NOTE 15—CUSTOMER CONCENTRATIONS

        The Company's sales are to clients whose activities relate to oil and gas exploration and production. In general, the Company does not require collateral from its customers. Therefore, the collection of receivables may be affected by the economy surrounding the oil and gas industry. For the years ended December 31, 2007, 2008 and 2009, customers representing more than 10% of the Company's revenue and accounts receivable at the balance sheet dates are listed in the table below (figures in $ millions):

	Year Ended December 31,
	2007		2008		2009
	Revenue	% of Total	Revenue	% of Total	Revenue	% of Total
Customer 1	$68.0	30%	$48.6	13%	$115.4	37%
Customer 2	32.1	14%	41.0	11%	50.0	16%
Customer 3	26.9	12%	32.2	9%	34.8	11%

Total	$127.0	56%	$121.8	33%	$200.2	64%

	Accounts Receivable	% of Total	Accounts Receivable	% of Total	Accounts Receivable	% of Total
Customer 1	$7.5	26%	$4.6	7%	$11.1	15%
Customer 2	4.3	10%	8.4	13%	15.1	21%
Customer 3	1.1	3%	1.8	3%	6.1	8%

Total	$12.9	39%	$14.8	23%	$32.3	44%

(1)
Total is less than 10% of 2008 revenues but is included in the schedule for comparative purposes.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 15—CUSTOMER CONCENTRATIONS (Continued)

        For the years ended December 31, 2007, 2008 and 2009, revenues from all geographic areas outside of the United States were $67.7 million, $223.5 million and $132.7 million, representing 30%, 59% and 42% of total revenues, respectively.

        For the year ended December 31, 2007, purchases from the Company's largest vendor were approximately $45.5 million, representing 17% of total purchases. For the year ended December 31, 2008, purchases from the Company's largest vendor were approximately $28.6 million, representing 11% of total purchases. Accounts payable for this vendor were approximately $179,742, representing approximately 5% of total accounts payable as of December 31, 2008. For the year ended December 31, 2009, purchases from the Company's largest vendor were approximately $16.8 million, representing 6% of total purchases. Accounts payable for this vendor were approximately $2,759,913, representing approximately 27% of total accounts payable as of December 31, 2009.

NOTE 16—RECENTLY ADOPTED AND RECENTLY ISSUED ACCOUNTING STANDARDS

Adopted

        On September 30, 2009, the Company adopted changes issued by the Financial Accounting Standards Board ("FASB") to the authoritative hierarchy of GAAP. These changes establish the FASB Accounting Standards CodificationTM ("FASB ASC" or "Codification") as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the Securities and Exchange Commission ("SEC") under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead the FASB will issue Accounting Standards Updates. Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the Codification. These changes and the Codification itself do not change GAAP. Other than the manner in which new accounting guidance is referenced, the adoption of these changes had no impact on the Company's consolidated financial statements.

        On January 1, 2009, the Company adopted changes issued by the FASB to fair value accounting and reporting as it relates to nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in the financial statements on at least an annual basis. These changes define fair value, establish a framework for measuring fair value in GAAP, and expand disclosures about fair value measurements. This guidance applies to other GAAP that require or permit fair value measurements and is to be applied prospectively with limited exceptions. The adoption of these changes, as it relates to nonfinancial assets and nonfinancial liabilities, had no impact on the consolidated financial statements. These provisions will be applied at such time as a fair value measurement of a nonfinancial asset or nonfinancial liability is required, which may result in a fair value that is materially different than would have been calculated prior to the adoption of these changes.

        Effective January 1, 2009, the Company adopted changes issued by the FASB to accounting for business combinations. These changes apply to all assets acquired and liabilities assumed in a business combination that arise from certain contingencies and requires (i) an acquirer to recognize at fair value, at the acquisition date, an asset acquired or liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 16—RECENTLY ADOPTED AND RECENTLY ISSUED ACCOUNTING STANDARDS (Continued)

during the measurement period otherwise the asset or liability should be recognized at the acquisition date if certain defined criteria are met; (ii) contingent consideration arrangements of an acquiree assumed by the acquirer in a business combination be recognized initially at fair value; (iii) subsequent measurements of assets and liabilities arising from contingencies be based on a systematic and rational method depending on their nature and contingent consideration arrangements be measured subsequently; and (iv) disclosures of the amounts and measurement basis of such assets and liabilities and the nature of the contingencies.

        On January 1, 2009, the Company adopted changes issued by the FASB to consolidation accounting and reporting. These changes establish accounting and reporting for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This guidance defines a noncontrolling interest, previously called a minority interest, as the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. These changes require, among other items, that a noncontrolling interest be included in the consolidated statement of financial position within equity separate from the parent's equity; consolidated net income to be reported at amounts inclusive of both the parent's and noncontrolling interest's shares and, separately, the amounts of consolidated net income attributable to the parent and noncontrolling interest all on the consolidated statement of operations; and if a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be measured at fair value and a gain or loss be recognized in net income based on such fair value. The adoption of this change did not have a material impact on the Company's results of operations or financial position.

        On January 1, 2009, the Company adopted changes issued by the FASB to the calculation of earnings per share. These changes state that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method for all periods presented (see Note 10). The adoption of this change did not have a material impact on the Company's results from operations or financial position.

        On June 30, 2009, the Company adopted changes issued by the FASB to fair value accounting. These changes provide additional guidance for estimating fair value when the volume and level of activity for an asset or liability have significantly decreased and includes guidance for identifying circumstances that indicate a transaction is not orderly. This guidance is necessary to maintain the overall objective of fair value measurements, which is that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The adoption of these changes did not have a material impact on the Company's results of operations or financial position.

        On June 30, 2009, the Company adopted changes issued by the FASB to fair value disclosures of financial instruments. These changes require a publicly traded company to include disclosures about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods. Such disclosures include the fair value of all financial instruments, for which it is practicable to estimate that value, whether recognized or not recognized in the statement of financial position; the related carrying amount of these financial instruments; and the method(s) and significant

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 16—RECENTLY ADOPTED AND RECENTLY ISSUED ACCOUNTING STANDARDS (Continued)

assumptions used to estimate the fair value. The adoption of these changes did not have a material impact on the Company's results of operations or financial position.

        On June 30, 2009, the Company adopted changes issued by the FASB to accounting for and disclosure of events that occur after the balance sheet date, but before financial statements are issued or are available to be issued, otherwise known as "subsequent events." Specifically, these changes set forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The adoption of these changes had no impact on the financial statements as management already followed a similar approach prior to the adoption of this new guidance.

Issued

        In October 2009, the FASB issued changes to the accounting for revenue recognition under multiple-deliverable revenue arrangements. These changes address the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to a vendor's multiple-deliverable revenue arrangements. These changes are effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and early adoption is permitted. A company may elect, but will not be required, to adopt these changes retrospectively for all prior periods. Management is currently evaluating the requirements of these changes and has not yet determined the impact on the Company's consolidated financial statements.

NOTE 17—CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        On August 3, 2010, the Company filed a registration statement on Form S-4 with the Securities and Exchange Commission. Under this registration statement, the Company may sell its 10.50% senior notes due 2017 with an aggregate offering price of up to $200 million. The debt securities sold are fully and unconditionally guaranteed, on a joint and several basis, by the guarantor subsidiaries which will correspond to all subsidiaries located in the United States. The non-guarantor subsidiaries consist of all subsidiaries and branches outside of the United States.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 17—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

        Separate condensed consolidating financial statement information for the guarantor subsidiaries and non-guarantor subsidiaries as of December 31, 2008 and 2009 and for the years ended December 31, 2007, 2008 and 2009 is as follows:

	December 31, 2008
	Guarantors	Non-guarantors	Eliminations	Consolidated
BALANCE SHEET
ASSETS
Current assets	$66,431,615	$54,707,361	$(2,882,662)	$118,256,314
Property and equipment, net	174,285,110	2,232,497	—	176,517,607
Multi-client library, net	9,062,657	—	—	9,062,657
Investment in subsidiaries	1,099	—	(1,099)	—
Intercompany accounts	39,971,769	(39,971,769)	—	—
Other non-current assets	25,812,765	2,784	—	25,815,549

TOTAL ASSETS	$315,565,015	$16,970,873	$(2,883,761)	$329,652,127

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$55,655,847	$13,138,225	$(2,882,662)	$65,911,410
Long-term debt and capital lease obligations, net of current portion	196,808,732	—	—	196,808,732
Deferred income tax and other non-current liabilities	4,321,995	—	—	4,321,995

TOTAL LIABILITIES	256,786,574	13,138,225	(2,882,662)	267,042,137
Stockholders' equity	58,778,441	3,832,648	(1,099)	62,609,990

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$315,565,015	$16,970,873	$(2,883,761)	$329,652,127

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 17—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	December 31, 2009
	Guarantors	Non-guarantors	Eliminations	Consolidated
BALANCE SHEET
ASSETS
Current assets	$82,022,731	$56,456,406	$(21,751,693)	$116,727,444
Property and equipment, net	138,394,183	1,823,770	—	140,217,953
Multi-client library, net	37,395,521	—	—	37,395,521
Investment in subsidiaries	1,099	—	(1,099)	—
Intercompany accounts	37,679,846	(37,679,846)	—	—
Other non-current assets	22,211,327	67,346	—	22,278,673

TOTAL ASSETS	$317,704,707	$20,667,676	$(21,752,792)	$316,619,591

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$79,948,550	$24,578,093	$(21,751,693)	$82,774,950
Long-term debt and capital lease obligations, net of current portion	166,090,323	—	—	166,090,323
Deferred income tax and other non-current liabilities	3,826,131	—	—	3,826,131

TOTAL LIABILITIES	249,865,004	24,578,093	(21,751,693)	252,691,404
Stockholders' equity	67,839,703	(3,910,417)	(1,099)	63,928,187

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$317,704,707	$20,667,676	$(21,752,792)	$316,619,591

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 17—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Year ended December 31, 2007
	Guarantors	Non-guarantors	Eliminations	Consolidated
STATEMENT OF OPERATIONS
Revenues	$179,425,286	$63,272,483	$(16,955,698)	$225,742,071
Expenses:
Operating expenses	141,854,543	62,837,971	(15,990,674)	188,701,840
Selling, general and administrative expenses	10,830,887	8,818,711	(965,024)	18,684,574
Total expenses	152,685,430	71,656,682	(16,955,698)	207,386,414

Income (loss) from operations	26,739,856	(8,384,199)	—	18,355,657

Interest expense, net	(10,731,571)	(12,976)	—	(10,744,547)
Other expenses, net	(115,603)	(117,820)	—	(233,423)

Income (loss) before income taxes	15,892,682	(8,514,995)	—	7,377,687

Provision for income taxes	4,940,922	—	—	4,940,922

Net income (loss)	$10,951,760	$(8,514,995)	$—	$2,436,765

	Year ended December 31, 2008
	Guarantors	Non-guarantors	Eliminations	Consolidated
STATEMENT OF OPERATIONS
Revenues	$219,171,057	$192,568,656	$(35,483,452)	$376,256,261
Expenses:
Operating expenses	199,719,453	154,415,050	(34,683,095)	319,451,408
Selling, general and administrative expenses	10,619,177	20,371,384	(800,357)	30,190,204
Total expenses	210,338,630	174,786,434	(35,483,452)	349,641,612

Income from operations	8,832,427	17,782,222	—	26,614,649

Interest income (expense), net	(22,386,612)	2,907	—	(22,383,705)
Other expenses, net	(1,484,991)	(4,764,796)	—	(6,249,787)

Income (loss) before income taxes	(15,039,176)	13,020,333	—	(2,018,843)

Provision for income taxes	5,370,892	656,354	—	6,027,246

Net income (loss)	$(20,410,068)	$12,363,979	$—	$(8,046,089)

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 17—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Year ended December 31, 2009
	Guarantors	Non-guarantors	Eliminations	Consolidated
STATEMENT OF OPERATIONS
Revenues	$239,037,761	$102,215,631	$(28,457,015)	$312,796,377
Expenses:
Operating expenses	196,059,102	93,626,805	(27,517,525)	262,168,382
Selling, general and administrative expenses	19,977,143	13,262,010	(939,490)	32,299,663
Total expenses	216,036,245	106,888,815	(28,457,015)	294,468,045

Income (loss) from operations	23,001,516	(4,673,184)	—	18,328,332

Interest expense, net	(18,613,301)	—	—	(18,613,301)
Other income, net	1,007,383	15,642	—	1,023,025

Income (loss) before income taxes	5,395,598	(4,657,542)	—	738,056

Provision (benefit) for income taxes	(2,792,826)	3,085,523	—	292,697

Net income (loss)	$8,188,424	$(7,743,065)	$—	$445,359

	Year ended December 31, 2007
	Guarantors	Non-guarantors	Eliminations	Consolidated
STATEMENT OF CASH FLOWS
Net cash provided by operating activities	$7,053,527	$5,902,928	$—	$12,956,455
Net cash used in investing activities	(83,349,517)	(204,003)	—	(83,553,520)
Net cash provided by financing activities	51,008,596	2,000	—	51,010,596

Net increase (decrease) in cash and cash equivalents	$(25,287,394)	$5,700,925	$—	$(19,586,469)

	Year ended December 31, 2008
	Guarantors	Non-guarantors	Eliminations	Consolidated
STATEMENT OF CASH FLOWS
Net cash provided by operating activities	$34,498,254	$6,614,342	$—	$41,112,596
Net cash used in investing activities	(80,909,906)	(3,788,836)	—	(84,698,742)
Net cash provided by financing activities	57,110,140	—	—	57,110,140

Net increase in cash and cash equivalents	$10,698,488	$2,825,506	$—	$13,523,994

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 17—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Year ended December 31, 2009
	Guarantors	Non-guarantors	Eliminations	Consolidated
STATEMENT OF CASH FLOWS
Net cash provided by (used in) operating activities	$89,299,913	$(8,904,195)	$—	$80,395,718
Net cash provided by (used in) investing activities	(53,641,972)	362,312	—	(53,279,660)
Net cash used in financing activities	(40,533,509)	—	—	(40,533,509)

Net decrease in cash and cash equivalents	$(4,875,568)	$(8,541,883)	$—	$(13,417,451)

NOTE 18—SUBSEQUENT EVENT

        The Company evaluated all events and transactions after December 31, 2009 up through the date these consolidated financial statements were issued.

        Initial Public Offering:    On April 21, 2010, the Company entered into an underwriting agreement (the "Underwriting Agreement") with Credit Suisse Securities (USA) LLC and Barclays Capital Inc., as representatives of the several underwriters named therein (collectively, the "Underwriters"), providing for the offer and sale in a firm commitment offering of 7,500,000 shares of the Company's common stock, par value $0.01 (the "Common Stock"), of which 500,00 shares were sold by selling stockholders, at a public offering price of $12.00 per share. Pursuant to the Underwriting Agreement, the Company and the selling stockholders granted the Underwriters a 30-day option to purchase up to an additional 625,000 shares and 500,000 shares of Common Stock, respectively, to cover over-allotments.

        The transactions contemplated by the Underwriting Agreement were consummated on April 27, 2010. The Company estimated its net proceeds from this offering will be approximately $76.4 million after deducting underwriting discounts, fees and offering expenses. As described in the Company's final prospectus dated April 22, 2010 (the "Prospectus") contained in its Registration Statement on Form S-1 (File No. 333-162540), the Company will use the net proceeds of the offering to pay down indebtedness, for anticipated capital expenditures and for general working capital purposes. The Company will not receive any of the proceeds from the sale of the Common Stock sold by the selling stockholders.

        Upon completion of the initial public offering, all existing shares of the Company's outstanding Class A and Class B common stock and the Company's Series A convertible preferred stock were converted into one class of common stock (the "Stock Conversions"). Under the terms of the amended articles of incorporation the Company is authorized to issue 105,000,000 shares of capital stock which consists of 100,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

        Senior Unsecured Notes:    On April 22, 2010, the Company entered into a Purchase Agreement (the "Purchase Agreement") with Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Banc of America Securities LLC, as representatives of the initial purchasers (the "Initial Purchasers"), relating to the offer and sale by the Company of $200 million aggregate principal amount of its 10 1/2%

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 18—SUBSEQUENT EVENT (Continued)

senior notes due 2017 (the "Notes"). The Company expects to receive net proceeds from the offering of approximately $189.0 million after deducting the Initial Purchasers' discounts, offering expenses and original issue discount. The issuance of the Notes occurred on April 27, 2010. The Notes were offered and sold to the Initial Purchasers and resold only to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and in offshore transactions in reliance on Regulation S under the Securities Act.

        The Notes are a general unsecured, senior obligation of the Company. The Notes are unconditionally guaranteed as to principal, premium, if any, and interest by the Company's domestic subsidiaries (the "Guarantors") on a senior unsecured basis.

        The Company plans to use the proceeds from the offering and sale of the Notes to repay current outstanding indebtedness, for anticipated capital expenditures and for general working capital purposes.

        On April 27, 2010, in connection with the offering of the Notes, the Company entered into (i) an Indenture with The Bank of New York Mellon Trust Company, N.A., (the "Trustee"), and (ii) a Registration Rights Agreement with the Initial Purchasers. The following is a brief summary of the material terms and conditions of the Indenture and the Registration Rights Agreement.

        The Company and the Guarantors entered into an Indenture with the Trustee, pursuant to which the Company issued the Notes at a price equal to 97.009% of their face value.

        Interest—The Notes will bear interest from April 27, 2010 at a rate of 10 1/2% per annum. The Company will pay interest on the Notes semi-annually, in arrears, on May 1 and November 1 of each year, beginning November 1, 2010.

        Principal and Maturity—The Notes were issued with a $200 million aggregate principal amount and will mature on May 1, 2017.

        Optional Redemption by the Company—At any time prior to May 1, 2013, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of certain equity offerings at a redemption price of 110.500% of the aggregate principal amount of the Notes redeemed if at least 65% of the aggregate principal amount of the Notes remains outstanding immediately after such redemption and the redemption occurs within 90 days of the closing date of such equity offering. On or after May 1, 2014, the Company may redeem the Notes at the following percentages of the original principal amount: (i) 105.250% from May 1, 2014 to April 30, 2015; (ii) 102.625% from May 1, 2015 to April 30, 2016; and (iii) 100% from May 1, 2016 and thereafter.

        Repurchase Obligations by the Company—If there is a change of control of the Company (as defined in the Indenture), each holder of the Notes may require the Company to purchase their Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

        Events of Default—The Indenture also contains events of default including, but not limited to, the following: (i) nonpayment; (ii) defaults in certain other indebtedness of the Company or the Guarantors; and (iii) the failure of the Company or the Guarantors to comply with their respective

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 18—SUBSEQUENT EVENT (Continued)

covenants in the event of a mandatory redemption, optional redemption, option to repurchase, or a merger, consolidation or sale of assets. Upon an event of default, the holders of the Notes or the Trustee may declare the Notes due and immediately payable.

        Termination of Material Definitive Agreement:    The Company was a party to a $150.0 million first lien credit agreement, dated January 16, 2008 ("First Lien Credit Agreement"), with Credit Suisse, as administrative agent and collateral agent, and a $50.0 million second lien term loan agreement, dated January 16, 2008 ("Second Lien Credit Agreement"), with Credit Suisse, as administrative agent and collateral agent. The First Lien Credit Agreement consisted of a $120.0 million senior secured term loan facility which would have matured on January 16, 2015, and a $30.0 million senior secured revolving credit facility ("Prior Revolving Credit Facility"), which would have matured on January 16, 2014. The Prior Revolving Credit Facility also provided the Company with a sub-facility for letters of credit of up to $30.0 million less the amount of revolving loans then outstanding. The Second Lien Credit Agreement would have matured on July 16, 2015.

        On February 13, 2008, the Company entered into a loan agreement with Citibank, N.A. ("Construction Loan Agreement") to provide financing for the construction of the Company's headquarters facility. On August 28, 2009 the Company amended this loan agreement in order to extend the maturity date to September 30, 2019 and to reduce the availability for borrowing to $5.4 million, the aggregate principal amount then outstanding.

        In connection with the closing of the Company's initial public offering and the sale of $200 million of the Company's 10 1/2% senior notes due 2017 on April 27, 2010, the Company repaid all outstanding borrowings under the First Lien Credit Agreement, the Second Lien Credit Agreement, and the Construction Loan Agreement. These repayments resulted in the termination of each of these borrowing arrangements. The prepayment of the Construction Loan Agreement resulted in the incurrence of $160,000 in prepayment penalties.

        Bank of America Revolving Credit Facility:    On April 30, 2010, the Company entered into a new revolving credit facility under the terms of a Credit Agreement (the "Revolving Credit Facility") with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and each lender from time to time party thereto. The Revolving Credit Facility provides for borrowings of up to $50.0 million. The loans under the Revolving Credit Facility bear interest at a rate equal to LIBOR plus the Applicable Rate or the Base Rate plus the Applicable Rate. The Base Rate is defined as the higher of (x) the prime rate and (y) the Federal Funds rate plus 0.50%. The Applicable Rate is defined as a percentage determined in accordance with a pricing grid based upon the Company's leverage ratio, that will decline from LIBOR plus 4.00% or the prime rate plus 3.00% to a minimum rate equal to LIBOR plus 3.50% or the prime rate plus 2.50%. The Company is able to prepay borrowings under the Revolving Credit Facility at any time without penalty or premium, subject to reimbursement of the lenders' breakage and redeployment costs in the case of prepayment of LIBOR borrowings. The Company also will pay a commitment fee of 0.75% per annum on the actual daily unused portions of the Revolving Credit Facility.

        The Company's Revolving Credit Facility is secured by a first priority lien on substantially all of the Company's assets, the assets of the Company's non-foreign subsidiaries, the stock of the Company's non-foreign subsidiaries and 66% of the stock of certain of the Company's foreign subsidiaries. In

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2007, 2008 AND 2009

NOTE 18—SUBSEQUENT EVENT (Continued)

addition, the Company's non-foreign subsidiaries will guarantee the Company's obligations under the Revolving Credit Facility.

        The terms of the Revolving Credit Facility will limit the Company's ability and the ability of certain of the Company's subsidiaries to, among other things: incur or guarantee additional indebtedness; grant additional liens on the Company's assets; make certain investments or certain acquisitions of substantially all or a portion of another entity's business or assets; merge with another entity or dispose of the Company's assets; pay dividends; enter into transactions with affiliates; engage in other lines of business and repurchase stock.

        Additionally, the Revolving Credit Facility requires that the Company maintain certain ratios of total senior, secured debt to consolidated EBITDA (as defined therein), and of consolidated EBITDA to consolidated interest. The Revolving Credit Facility includes customary provisions with respect to events of default. Upon the occurrence and continuation of an event of default under the Revolving Credit Facility, the lenders will be able to, among other things, terminate their revolving loan commitments, accelerate the repayment of the loans outstanding and declare the same to be immediately due and payable.

QuickLinks

  Exhibit 99.1